Exhibit 99.1

                            Explanation of Responses
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(1) This Form 4 is filed on behalf of Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"), Warburg Pincus & Co., a New York general partnership ("WP"), Warburg Pincus LLC, a New York limited liability company
("WP LLC"), and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the "Reporting Persons").

(2) WPV holds 12,199,984 American Depositary Shares, each representing ordinary shares, par value (euro)0.11 per share (the "ADSs"), of Skillsoft Public Limited Company (the "Company"). WPP LLC, a direct subsidiary of WP, is the sole general partner of WPV. WP LLC manages WPV. Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Co-President and Managing Member of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the "Act"), WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WPV. Each of WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all ADSs except to the extent of any indirect pecuniary interest therein.